Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2024 (February 13, 2025 as to Note 19) relating to the financial statements of PBF Energy Inc. and subsidiaries appearing in the Annual Report on Form 10-K of PBF Energy Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

May 7, 2025